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                               ACQUISITION AGREEMENT


                                    BY AND AMONG


                               ELTRAX SYSTEMS, INC.,

                              ENCORE ACQUIRING CORP.,

                               ENCORE SYSTEMS, INC.,

                         GLOBAL SYSTEMS AND SUPPORT, INC.,

                              FIVE STAR SYSTEMS, INC.,

                                  PENELOPE SELLERS

                                        AND

                                   JOSEPH T. DYER

                                  EFFECTIVE AS OF

                                  AUGUST 31, 1998

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



                                ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT, dated as of August 31, 1998 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation ("Eltrax"), ENCORE ACQUIRING CORP., an Georgia corporation and a wholly owned subsidiary of Eltrax ("Acquiring Sub"), ENCORE SYSTEMS, INC., an Georgia corporation ("Encore"), GLOBAL SYSTEMS AND SUPPORT, INC., a Georgia corporation ("GSS"), FIVE STAR SYSTEMS, INC., a Georgia corporation ("Five Star") (Encore, GSS and Five Star are collectively referred to as the "Companies" or individually as a "Company"), and PENELOPE SELLERS and JOSEPH
T. DYER, the shareholders of each Company (collectively, the "Shareholders").


                                      RECITALS

     A. The Boards of Directors of Eltrax and Acquiring Sub and the Board of Directors and the Shareholders of Encore each have approved the merger of Acquiring Sub with and into Encore, upon the terms and subject to the conditions set forth herein (the "Encore Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated;

     B. For federal income tax purposes, it is intended that the Encore Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     C. The Board of Directors of Eltrax has also approved Eltrax's acquisition of all of the issued and outstanding shares of capital stock of GSS (the "GSS Purchase") and Five Star (the "Five Star Purchase"), respectively, upon the terms and conditions set forth herein, and deems it advisable and in the best interest of its shareholders that the foregoing acquisitions be consummated.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                                      ARTICLE
                                         1.
                                  THE ACQUISITIONS

1.1. THE ENCORE MERGER.

     (a)  CERTIFICATES OF MERGER.

     Simultaneously with the Closing (defined below), Acquiring Sub and Encore will effect the Encore Merger by filing the required number of originals of Certificates of Merger in the form of Exhibit A. The Encore Merger will become effective at the time specified in the Certificates of Merger (the "Effective Time").

     (b)  SURVIVING CORPORATION.

     At the Effective Time, Acquiring Sub will be merged with and into Encore, in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC"), whereupon the separate existence of Acquiring Sub will cease and Encore will continue as the surviving corporation (the "Surviving Corporation"). The identity, existence, rights, privileges, powers, franchises, properties and assets of Encore shall continue unaffected and unimpaired by the Encore Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Acquiring Sub shall be vested in the Surviving Corporation.

     (c)  MERGER CONSIDERATION.

     The aggregate consideration for the Encore Merger, payable to the Shareholders, will be Four Hundred Sixty Five Thousand (465,000) shares of Eltrax common stock, par value $.01 per share (the "Eltrax Common Stock").

     (d)  CONVERSION OF SHARES.

     At the Effective Time:

          (i) Each share of Encore Class A common stock outstanding immediately prior thereto will, by virtue of the Encore Merger and without any action on the part of the holder thereof, be converted into the right to receive, 0.60564 shares of Eltrax Common Stock, adjusted to the nearest whole number, as set forth below:

                                   Encore Class A      Encore Merger
               Shareholder         Common Stock        Consideration
               ----------------    ---------------     ------------------------
               Penelope Sellers    691,000 Shares      418,500 shares of Eltrax
                                                       Common Stock
               Joseph T. Dyer      76,777 Shares       46,500 shares of Eltrax
                                                       Common Stock

               (ii) Each share of common stock of Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the Encore Merger and without any action on the part of the holder thereof, be converted into one share of the Class A common stock of the Surviving Corporation, no par value.

               (iii) The Shareholders will cease to have any rights as
                     shareholders of Encore, except such rights, if any, as they may have pursuant to the GBCC.

          (e)  ARTICLES OF INCORPORATION.

     The articles of incorporation of Encore as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation.

          (g)  DIRECTORS AND OFFICERS.

     Immediately after the Effective Time of the Merger, the directors and officers of the Surviving Corporation will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

                DIRECTORS         OFFICERS
                Clunet R. Lewis   Penelope Sellers - President
                                  Clunet R. Lewis - Secretary
                                  Nicholas J. Pyett - Treasurer

1.2  THE GSS PURCHASE.

     Simultaneously with the Closing, the Shareholders will sell, transfer and convey to Eltrax, and Eltrax will purchase, all of the issued and outstanding shares of capital stock of GSS. The aggregate consideration for the GSS Purchase will be $3.0 million, subject to such further adjustments as set forth in Sections 4.4. and 4.5, and shall be paid by wire transfer of immediately available funds as follows:

                SHAREHOLDER        GSS CONSIDERATION
                Penelope Sellers   $2,700,000
                Joseph T. Dyer     $  300,000

1.3  THE FIVE STAR PURCHASE.

     Simultaneously with the Closing, the Shareholders will sell, transfer and convey to Eltrax, and Eltrax will purchase, all of the issued and outstanding shares of capital stock of Five Star. The aggregate consideration for the Five Star Purchase will be $5.5 million, subject to such further adjustments as set forth in Section 4.6, and shall be paid payable by wire transfer of immediately available funds as follows:

                SHAREHOLDER        FIVE STAR CONSIDERATION
                Penelope Sellers   $4,950,000
                Joseph T. Dyer     $  550,000

1.4  CLOSING.

     The closing of the transactions contemplated in this Agreement (the "Closing") will be held on such date as mutually determined by all of the parties (the "Closing Date"); provided, however, that for purposes of filing tax returns and preparing financial statements, the parties shall treat the transactions described herein as if they occurred immediately following the close of business on August 31, 1998. The Closing will be held at the offices of Encore, 900 Circle 75 Parkway, Suite 1700, Atlanta, Georgia 30339, or such other location as mutually determined by the parties.


                                      ARTICLE
                                         2.
                           REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANIES AND THE SHAREHOLDERS

     Each of the Companies (to the extent applicable to itself and its business) and each of the Shareholders, jointly and severally (except as noted at Section 2.19), represent and warrant to Eltrax and to Acquiring Sub, that the following statements are true, complete and correct as of the Closing Date:

2.1. CORPORATE ORGANIZATION.

     Each of Encore, GSS and Five Star is a corporation duly organized, validly existing and in good standing under the laws of Georgia, has full corporate power and authority to carry on its respective business as it is now being conducted and to own, lease and operate its respective properties and assets. Each of the Companies has heretofore delivered to Eltrax complete and correct copies of its certified articles of incorporation and bylaws, as presently in effect. In addition, each of the Companies has delivered to Eltrax a good standing certificate from the State of Georgia bearing a date within thirty (30) days of the Closing Date. Except as set forth on Schedule 2.1, each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business taken as a whole. Except for 40 shares of Common Stock of On Command, Inc. held by Encore, none of the Companies owns or controls any interest in any corporation, partnership, joint venture or other business association or entity.

2.2. CAPITALIZATION AND TITLE TO SHARES.

     The authorized capital stock of Encore consists of 20,000,000 shares of Class A common stock, no par value, and 20,000,000 shares of Class B common stock, no par value. At Closing 767,777 shares of Class A common stock will be issued and outstanding and no shares of Class B common stock will be outstanding. The authorized capital stock of GSS consists of 100,000 shares of common stock, no par value, of which 1,000 shares will be issued and outstanding at Closing. The authorized capital stock of Five Star consists of 100,000 shares of common stock, no par value, of which 1,000 shares will be issued and outstanding at Closing. All issued and outstanding shares of capital stock of each of the Companies are (or will be) duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of, any preemptive rights. There are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock of any of the Companies or any outstanding securities that are convertible into or exchangeable for such stock. Except as disclosed on Schedule 2.2, there are no contracts, commitments, understandings, arrangements or restrictions by which any of the Companies are bound to issue any additional shares of their capital stock or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock of any of the Companies or any securities convertible into or exchangeable for such stock. The Shareholders collectively own beneficially and of record all of the issued and outstanding capital stock of the Companies.

2.3. AUTHORIZATION.

     The Board of Directors of each of the Companies have taken all action required by law, their respective articles of incorporation, bylaws and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions described in this Agreement (the "Transactions"). No other consent or approval from any party is necessary to validly complete the Transactions, other than as may be required under the GBCC. This Agreement has been duly and validly executed and delivered by the Companies, and is the valid and binding legal obligation of each of the

Companies, enforceable against each of them in accordance with its terms, subject to the affect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the "Enforceability Exceptions"), or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

2.4. NON-CONTRAVENTION.

     Except as set forth on Schedule 2.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of any of the Companies; (ii) require that written consent first be obtained from any third party; or (iii) be in conflict with, or constitute a default under, any instrument, agreement or obligation to which any of the Companies or any of the Shareholders is a party.

2.5. FINANCIAL STATEMENTS.

     (a) The Companies have furnished to Eltrax their respective balance sheets and statements of earnings as of and for the fiscal years ended December 31, 1996 and December 31, 1997 and their respective balance sheets and statements of earnings for the seven (7) month period ended July 31, 1998 (the "Latest Balance Sheets" and collectively, the "Financial Statements").

     (b) Except as set forth on Schedule 2.5, the Financial Statements taken as a whole, but exclusive of any tax accruals, (i) are in accordance with generally accepted accounting principles consistently applied; (ii) fairly present the financial position and the results of operations of the Companies; and (iii) accurately state the various account balances at the respective dates and for the respective periods.

     (c) The tax accruals reflected in the Latest Balance Sheets reserve an adequate amount to fund any tax deficiencies of the Companies arising from operations conducted prior to July 31, 1998.

2.6. ACCOUNTS RECEIVABLE.

     As to each of the Companies, except as set forth on Schedule 2.6: (i) the accounts receivable which are reflected in the Latest Balance Sheets or which arose subsequent thereto were validly obtained in the ordinary course of business of such Company; and (ii) except to the extent of applicable reserves shown in the Latest Balance Sheets, all of the receivables owing to such Company constitute valid and enforceable claims (subject to the Enforceability Exceptions) arising from bona fide arms-length transactions, and such Company has not received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

2.7. ASSETS AND LIABILITIES.

     As to each of the Companies, except as set forth on Schedule 2.7, no Company has any liability or obligation of any nature that is required to be set forth in accordance with generally accepted accounting principles, whether asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is not reflected or reserved against on the Latest Balance Sheets, except those that may have been incurred after the date of the Latest Balance Sheets in the ordinary course of business and consistent with past practices. On or prior to August 31, 1998, all liabilities of each Company to a Related Party (other than amounts owing with respect to salary and employee benefits accrued or outstanding in the ordinary course of business) shall be paid and all obligations owed by a Related Party to any Company shall be paid, each in accordance with the entries described in Schedule 2.7, and amounts owed by Encore to Omni Systems of Georgia, Inc ("Omni")and Joseph T. Dyer of approximately $189,000 shall be discharged as of the Closing Date. For purposes of this Section 2.7, a Related Party shall refer to any of the Companies, the Shareholders, Omni, all family members of the Shareholders (within the meaning of Code Section 267(c)(4)), and any person or entity owned or controlled by any of the foregoing.

2.8. INVESTIGATIONS; LITIGATION.

     Except as described on Schedule 2.8, there are no claims or actions by anyone against or directly involving any of the Companies that are pending or, to the knowledge of any of the Companies or any of the Shareholders, have been threatened. To the knowledge of any of the Companies or any of the Shareholders, there is no valid basis for any such claim or action.

2.9. ABSENCE OF CERTAIN CHANGES.

     Except as set forth on Schedule 2.9, since July 31, 1998, each of the Companies has operated its respective business only in the ordinary course consistent with past practice and no Company has made or suffered any change in its condition (financial or otherwise), working capital, capital structure, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which occurred outside the ordinary course of business or which could reasonably be expected to have a material adverse effect on the business of such Company. Since the execution of that certain Letter of Intent among the parties dated August 4, 1998, each of the Companies has used its best efforts to preserve intact its business organizations, existing business relationships, goodwill and going concern value. From the date of the Latest Balance Sheets until Closing, none of the Companies has paid any bonus, advance, dividend or other distribution to employees or Shareholders of the Companies, other than:
(i) items described in Schedule 2.7, (ii) salary, bonuses and reimbursements paid in the ordinary course of business, and (iii) a distribution (the "Tax Distribution") equal to forty-five percent (45%) of the estimated combined taxable income of GSS and Five Star for the period beginning June 1, 1998 and ending on August 31, 1998 (the "Gap Income"). Gap Income shall not include any Company income generated as a result of any Code Section 338(h)(10) election made pursuant to Section 4.6.

2.10. TITLE TO ASSETS; CONDITION.

     As to each of the Companies, except as set forth on Schedule 2.10:

          (a) Such Company has good and marketable title in and to all of the assets reflected in the Latest Balance Sheets and all of the assets purchased or otherwise acquired since July 31, 1997 (except for assets held under capitalized leases disclosed hereunder and such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no lien of any kind or nature;

          (b)  Such Company owns no real property; and

          (c)  Such Company owns no inventory.

     2.11.     TAX RETURNS AND LIABILITIES.

     Except as set forth on Schedule 2.11, proper and accurate amounts have been and will be withheld by each of the Companies from its respective employees and properly deposited in appropriate accounts, for all periods up to and through the Closing Date in full and complete compliance with the tax withholding, deposit and payment provisions of applicable federal, state and local laws. Each of the Companies has filed all federal, state and local, as well as other returns and reports that were required to be filed for all periods for which returns were due up to and through the Closing Date, and each of the Companies has made timely payments of all governmental taxes, levies, duties, license and registration fees, charges or withholdings of any nature whatsoever ("Taxes") shown to be due and payable in respect of such returns and reports. To the knowledge of each of the Companies and the Shareholders, all such returns are true, correct and complete in all material respects and no penalties or interest will be asserted by any taxing authority arising out of a late payment of Taxes. Except as disclosed on
Schedule 2.11, none of the Companies owes any deficiency for any Taxes, and to the knowledge of the Shareholders, no tax returns are presently under audit or examination by any federal, state or local tax authority, and no adjustments have been proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or
relating to such returns.   Except as disclosed on Schedule 2.11, with
respect to all prior audits or examinations of the Companies, no adjustments have been agreed upon which would adversely effect the future tax liability of the Companies. None of the Companies is a participant in or the subject of any pending, or to the knowledge of the Shareholders, proposed or threatened proceeding, negotiation or settlement in respect of any Taxes. Except as disclosed on Schedule 2.11, prior to Closing, each of the Companies will have paid to all taxing authorities all assessed Taxes and tax-related liabilities and claims due and payable prior to Closing and will have no existing, continuing or future liability or obligation in respect of assessed Taxes to any entity or authority, whether or not accrued, asserted or contingent, with the sole exception of Taxes which accrued or will accrue on or after January 1, 1998. GSS filed an election to be taxed under Subchapter S of the Code, effective February 1, 1995, and Five Star filed an election to be taxed under Subchapter S of the Code, effective September 1, 1995 (collectively, the "S Elections"). Since the effective date of the S Elections and through the day immediately prior to the Closing Date, to the knowledge of the Shareholders, each of GSS and Five Star have satisfied all conditions necessary to be qualified as S corporations under the Code.

     2.12.     INSURANCE.

     Schedule 2.12 contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors' and officers' liability, business interruption and other forms of insurance owned or held by the Companies, specifying the insurer, the policy number and the term of the coverage. All such policies are in full force and effect and all premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid. The Companies have not been denied any form of insurance and no policy of insurance of the Companies has been revoked or rescinded during the past three years, except as described under Schedule 2.12.

     2.13.     BENEFIT PLANS.

Except as disclosed on Schedule 2.13, none of the Companies maintains, is a party to, bound by or a contributor to, or is required to contribute to, (a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits or welfare, with respect to its employees or employees of others (collectively, the "Employee Plans"). As used in this Section, the terms "employee pension benefit plan" and "employee welfare benefit plan" will have the respective meanings assigned to such terms in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Employee Plan described on Schedule 2.13 that is intended to qualify under Section 401(a) of the Code complies in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which plan amendments are not yet required. Each Employee Plan described on Schedule 2.13 has been operated and administered in all material respects in accordance with the Code, ERISA and the plan document. To the knowledge of each of the Companies and the Shareholders, all required government filings and disclosures have been timely and fully made, are true, correct and complete in all material respects, and no prohibited transaction or other act or omission which could result in the imposition of an excise tax has occurred. As of the August 31, 1998, any 401(k) plan maintained by the Companies will be terminated and the Companies and Shareholders will have filed all such necessary documents to validly effect such termination.

     2.14.     CONTRACTS AND COMMITMENTS; NO DEFAULT.

     Schedule 2.14 sets forth a complete and accurate list or summary description of all agreements or other binding commitments or proposals involving a possible annual liability or obligation of each of the Companies or the other party of at least $50,000 and which are not terminable without penalty at the option of such Company upon no more than 30 days' notice (the
"Contracts").   The Contracts are valid, binding and in full force and effect and are enforceable against the Company in accordance with their respective terms (subject to the Enforceability Exceptions), and to the knowledge of the Companies and the Shareholders, which for purposes of this Section 2.14 shall include knowledge of facts and circumstances that would lead a reasonably prudent person to investigate a particular matter, are enforceable against parties thereto other than the Companies, in accordance with their terms (subject to the Enforceability Exceptions). None of the Companies is in default under any of the Contracts, nor has any notice of default been received by any of the Companies under any of the Contracts. To the knowledge of any of the Companies and the Shareholders, all other parties to the Contracts have performed or are performing all obligations required to be performed by them and are not in default thereunder.

     2.15.     LABOR MATTERS.

     Schedule 2.15 sets forth a list of all employees of the Companies, respectively, and includes their position, current salary, and 1998 wage information for each person. Except as set forth on Schedule 2.15 and except as are not material to the business of each of the Companies: (i) to the knowledge of the Companies and the Shareholders, which for purposes of this
Section 2.15 shall include knowledge of facts and circumstances that would lead a reasonably prudent person to investigate a particular matter, the Companies are and have at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;
(ii) there is no unfair labor practice complaint against any of the Companies or any of the Shareholders pending or, to the knowledge of any of the Companies or any of the Shareholders, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of any of the Companies or any of the Shareholders, threatened against or directly involving any of the Companies; (iv) no collective bargaining agreement is binding and in force against any of the Companies or any of the Shareholders or currently being negotiated by any of the Companies or by any of the Shareholders; (v) none of the Companies is delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan; and (vi) within the twelve (12) month period prior to the date hereof there has not been any expression of intention to any of the Shareholders by any officer or key employee to terminate such employment.

     2.16.     INTELLECTUAL PROPERTY.

          (a) The following capitalized terms as used in this Section 2.16 shall have the meanings assigned below:

          "Properties of the Companies" means those items identified in Schedule 2.16(d).

          "Properties Licensed to the Companies" means those items identified in
     Schedule 2.16(e).

          "Properties" means the Properties of the Companies and the Properties Licensed to the Companies, collectively.

          "Right" means a right of the owner of an intellectual property to exclude others from the use or exploitation of such intellectual property, based on a legal right of exclusion under patent, trademark, copyright, trade secret or other such form of legal right recognized in the United States for or with respect to intellectual property.

          "License" means a privilege of the licensee of an intellectual property to use or exploit such intellectual property, based on a license, permission or other authorization from those with Rights therein.

          A "Restriction" means any lien, encumbrance, security interest or other restriction on a Property of the Companies or License for the Properties Licensed to the Companies, other than a non-exclusive end-user or site software license or source code escrow agreement granted to a Company's customer in the ordinary course of business.

          "Software" means that certain computer software specifically identified and described under the heading "Company Software" in Schedule 2.16(a).

          "Settlement Agreement" means that certain License and Settlement Agreement effective March 1, 1998 between Omni Systems of Georgia, Inc., Global Systems & Support, Inc., Encore Systems, Inc., Five Star Systems, Inc., Penelope Sellers and Michael Sellers, both collectively and individually as licensees therein and John L. Griffin, Gridoder, Ltd., Griffin Resorts Systems, Inc. and Christine Griffin, both collectively and individually as licensors therein, which Settlement Agreement was executed in final settlement of Case No. 1:96-CV-3195-GET, Omni Systems of Georgia et al. v. Griffin et al., United States District Court for the Northern District of Georgia, Atlanta Division and a copy of which Settlement Agreement has been provided to Eltrax as a material disclosure affecting the transactions hereunder.

          (b)   Except as set forth in the Settlement Agreement or in
     Schedule 2.16(b):

               (i) The Companies have taken reasonably necessary steps to maintain their Rights in the Properties of the Companies; provided that the Companies have not attempted to register any copyrights in any computer software and have not registered trademarks except as specified in Schedule 2.16(b).

               (ii) No third party has infringed upon, misappropriated or otherwise violated any Company's Rights in the Properties of the Companies.

               (iii) The Properties are not subject to any outstanding injunction, judgment, order, decree, ruling or charge.

               (iv) No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which challenges either the Companies' Rights in the Properties of the Companies, or the Companies' Licenses in the Properties Licensed to the Companies, is pending or threatened.

               (v) No person other than the authorized employees, consultants, attorneys or escrow agents of or for the Companies possesses or controls any partial or complete copy of the source code for the Software.

               (vi) The items set forth in Schedules 2.16(d) and 2.16(e) constitute all of the material intellectual properties that are necessary for the operation of the Companies' businesses as they are currently conducted.

               (vii) Each Company's written end-user software license agreements with its customers (including site license agreements) provides that the licensed software is subject to confidentiality restrictions in favor of the Company and appropriately restricts the usage of the licensed software to the end-use of the customer.

               (viii) No persons, other than the Companies' licensors, own any Rights in the Properties Licensed to the Companies.

               (ix) None of the Companies has infringed upon, misappropriated or otherwise violated the Rights of third parties.

          (c)   Except as set forth in the Settlement Agreement or in
     Schedule 2.16(c), no person other than the Companies owns any Rights in the Properties of the Companies, Properties of the Companies are free and clear of any Restrictions, and the Companies' Licenses for the Properties Licensed to the Companies are free and clear of any Restrictions, save for those in favor of the applicable licensors.

          (d) Schedule 2.16(d) sets forth a complete and accurate list and summary description, as of the Closing, of all material items containing intellectual property in which any Company has Rights, or which are generally in development by any Company, subject to those Licenses and other limitations or qualifications set forth in such Schedule and in the Settlement Agreement.

          (e) Schedule 2.16(e) sets forth a complete and accurate list and summary description, as of the Closing, of all material items containing intellectual property in which any Company has Licenses, subject to the limitations and qualifications set forth in such Schedule and in the Settlement Agreement.

All representations and warranties of the Companies and Shareholders contained in this Section 2.16, except for the representations contained in Sections 2.16(c), (d) and (e), are made to the knowledge of the Companies and the Shareholders.


     2.17.     HAZARDOUS SUBSTANCES AND HAZARDOUS WASTES.

     Except as set forth on Schedule 2.17, to the knowledge of the Companies and the Shareholders:

          (a) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Materials (as defined below) on, from or under properties now or ever owned or leased by or to any of the Companies (the "Properties"). There has not been generated by or on behalf of any of the Companies any Hazardous Material. No Hazardous Material has been disposed of or allowed to be disposed of by any of the Companies, or by any other party, on or off any of the Properties during the period that one or more of the Companies owned or leased the property which could reasonably be expected to give rise to a clean-up responsibility, personal injury liability or property damage claim against any of the Companies or any of them being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against any of the Companies. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the term "Hazardous Material" means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is or becomes regulated by any Authority in any jurisdiction in which any of the Properties is located. The term "Hazardous Material" includes without limitation any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to
     Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          (b) None of the Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any law (with respect to past Properties and Properties of former subsidiaries, laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures. During the period that one or more of the Companies owned or leased the Properties, none of the Companies nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Materials and there has been no litigation brought or threatened against any of the Companies or any settlements reached by any of the Companies with any third party or third parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such Properties.

     2.18.     BROKERS.

     Neither the Shareholders nor any of the Companies or any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to any of the Companies or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

     2.19.     SHAREHOLDERS' ADDITIONAL REPRESENTATIONS AS TO TRANSACTIONS.

     In addition to the foregoing representations, each Shareholder severally, and not jointly, represents and warrants to Eltrax that as to such Shareholder, the following statements are true, complete and correct as of the Closing Date:

          (a) Such Shareholder is the record and beneficial owner of the shares of Encore, GSS and Five Star set forth opposite each Shareholder's name on
     Schedule 2.19 hereto, free and clear of any liens, encumbrances, security interests, restrictions or claims whatsoever, with full power and authority to convey such shares in accordance with the terms of this Agreement.

          (b) Such Shareholder has all requisite legal power to enter into this Agreement (and in the case of Penelope Sellers, the Employment Agreement), and to perform his or her obligations hereunder (or thereunder) without the consent or approval of any other party. Such Shareholder has taken all action required by law, the respective articles of incorporation and bylaws of each Company, and otherwise, to authorize the execution, delivery and performance of this Agreement and the Transactions.

          (c) This Agreement has been duly and validly executed and delivered by such Shareholder, and is the valid and binding legal obligation of the Shareholders enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions, or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

          (d) Such Shareholder is acquiring the shares of Eltrax's Common Stock pursuant to the Merger for such Shareholder's sole account (and such Shareholder will be the sole beneficial owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), nor with any present intention of distribution or selling such shares of Eltrax Common Stock in connection with any such distribution, and such Shareholder understands that such shares have not been registered under the Securities Act or any applicable state securities law and therefore cannot be resold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available.

          (e) There are available over the Internet various public filings made by Eltrax with the Securities and Exchange Commission pursuant to its EDGAR filing requirements (the "Eltrax SEC Reports"). The Shareholders have had access to, and have had sufficient time to review and consider, such Eltrax SEC Reports. The Shareholders have been afforded an opportunity to ask questions of and receive answers from representatives of Eltrax concerning the terms and conditions of the Encore Merger and to obtain any additional information as such Shareholders have requested in writing to verify the accuracy of Eltrax SEC Reports and copies of any exhibits identified in such documents that such Shareholders have requested.

          (f) Such Shareholder has accurately, truthfully and completely executed the Investor Questionnaire, in the form of Exhibit B.

          (g) The Shareholders have each consented to the following legend on the certificate or certificates for shares of Eltrax Common Stock to be issued to each such Shareholder in connection with the Encore Merger:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

          (H) Pursuant to Section 4.3(b) of this Agreement with respect to the certificate or certificates for three hundred ninety thousand (390,000) shares of the Eltrax Common Stock to be issued to the Shareholders in connection with the Encore Merger, the Shareholders have each consented to the following legend on the certificate for such shares:

          THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF TRANSFERRING SUCH SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN ACQUISITION AGREEMENT, DATED AUGUST 31, 1998, AMONG ENCORE ACQUIRING CORP., ENCORE SYSTEMS, INC., GLOBAL SYSTEMS AND SUPPORT, INC., FIVE STAR SYSTEMS, INC., PENELOPE SELLERS, JOSEPH T. DYER, AND ELTRAX SYSTEMS, INC. (THE "CORPORATION"). COPIES OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION.

     2.20.  ACCURACY OF INFORMATION.

     To the knowledge of the Companies and the Shareholders, no representation or warranty by the Companies or the Shareholders in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE
                                       3.
                    REPRESENTATIONS AND WARRANTIES OF ELTRAX

     Eltrax represents and warrants to the Shareholders that the following statements are true, complete and correct as of the Closing Date:

     3.1. ORGANIZATION.

     Each of Eltrax and Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Acquiring Sub is a recently-formed Georgia corporation that has not conducted, and will not conduct prior to the Closing, any activities other than those incident to its formation and in connection with the consummation of the Encore Merger. Each of Eltrax and Acquiring Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a material adverse effect on the business, results of operations or financial condition of Eltrax and its subsidiaries taken as a whole.

     3.2. AUTHORITY AND VALIDITY OF AGREEMENT.

     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Eltrax and Acquiring Sub and by Eltrax as the sole shareholder of Acquiring Sub, and no other corporate proceedings on the part of Eltrax or Acquiring Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Transaction document to which each is a party has been duly and validly executed by each of Eltrax and Acquiring Sub and constitutes valid and binding obligations of Eltrax and Acquiring Sub, enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions.

     3.3. CONSENTS AND APPROVALS.

     The execution and delivery of this Agreement and the consummation of the Transactions will not, except for any applicable requirements of the Securities Act and state securities laws, and the filing and recordation of the appropriate merger document as required by the GBCC, require any filing with or permit, consent or approval of any party or authority.

     3.4. CAPITALIZATION.

     The authorized capital stock of Eltrax consists of 50,000,000 shares of Eltrax Common Stock and 970,000 shares of undesignated preferred stock, of which there were 12,573,438 shares of Eltrax Common Stock issued and outstanding on August 7, 1998. All shares of Eltrax Common Stock to be issued and delivered in the Encore Merger will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. Eltrax holds no shares of Eltrax Common Stock in its treasury. As of August 7, 1998, there were outstanding stock options to purchase an aggregate of 2,010,441 shares of Eltrax Common Stock.

     3.5. NON-CONTRAVENTION.

     Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Eltrax or Acquiring Sub; or (ii) be in conflict with, or constitute a default under, any instrument or other agreement or obligation to which Eltrax or Acquiring Sub is a party.

     3.6. BROKERS.

     Neither Eltrax, Acquiring Sub nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the Transactions, nor is there any basis known to either Eltrax or Acquiring Sub for any such fee or commission to be claimed by any person or entity.

     3.7. SCOPE OF DUE DILIGENCE REVIEW.

     Eltrax and its representatives have had access to, and have had sufficient time to review and consider, the books and records of the Companies, including, without limitation, the Griffin Records (defined below). Eltrax has been afforded an opportunity to ask questions of and receive answers from the Shareholders and the employees, customers and representatives of the Companies concerning the business and financial condition of the Companies, and to obtain any additional information as Eltrax has requested to satisfy Eltrax's due diligence needs. The term Griffin Records means the items disclosed on Schedule 3.7.

     3.8  SEC REPORTS AND FINANCIAL STATEMENTS.

     Since December 31, 1995, Eltrax has filed all Eltrax SEC Reports required to be filed by Eltrax with the SEC. As of their respective dates, the Eltrax SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to such Eltrax SEC Reports and, except to the extent that information contained in any Eltrax SEC Report has been revised or superseded by a later Eltrax SEC Report filed and publicly available prior to the date of this Agreement (a "Filed SEC Document"), none of the Eltrax SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Eltrax included in the Eltrax SEC Reports or Filed SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of Eltrax and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Eltrax SEC Reports or Filed SEC Documents, neither Eltrax nor any of the Eltrax Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Eltrax and its consolidated subsidiaries or in the notes. No subsidiary of Eltrax is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act. Since the date of last Filed SEC Document, Eltrax has not made or suffered any change in its condition (financial or otherwise), or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of Eltrax.

     3.9. INVESTIGATIONS; LITIGATION.

     Except as described in the Eltrax SEC Reports, there are no claims or actions by anyone against or directly involving Eltrax or its subsidiaries that are pending or, to the knowledge of Eltrax, have been threatened. To the knowledge of Eltrax, there is no basis for any such claim or action.

     3.10.      ACCURACY OF INFORMATION.

     To the knowledge of Eltrax, no representation or warranty by Eltrax in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE
                                       4.
                                   COVENANTS

     4.1. CONFIDENTIALITY.

     The parties hereto will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the Transactions ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the Transaction, and they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the Transactions contemplated herein not occur. This Section 4.1 survives the Closing and any termination of this Agreement.

         4.2. FURTHER ASSURANCES; COOPERATION.

     Each party hereto will, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any securities filings and any assignments necessary to transfer all rights to the Intellectual Property to the Companies.

     4.3. REGISTRATION RIGHTS AND LOCK-UP.

          (A) Eltrax agrees to provide the Shareholders with the registration rights with respect to Eltrax Common Stock as set forth on Exhibit C hereto.

          (b) With respect to three hundred ninety thousand (390,000) shares of the Eltrax Common Stock to be issued to the Shareholders in connection with the Encore Merger, each of the Shareholders agrees not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of (or announce any offer, sale, contract of sale or other disposition) any shares of such Eltrax Common Stock until August 31, 2000; provided, however, that this Section 4.3(b) shall not apply to any transfer by a Shareholder to:
     (i) any other Shareholder; (ii) any family member (within the meaning of Code Section 267(c)(4)) of a transferring Shareholder; and (iii) any sale pursuant to registration rights of the Shareholders described in paragraph
     (ii) of Exhibit C.

4.4  RECONCILIATION OF GAP INCOME.

          (A) As soon as practicable following the preparation of the final S Corporation returns for each of GSS and Five Star, which shall be jointly undertaken and reviewed by the Shareholders and Eltrax, but prior the filing of such returns, the accountants for Eltrax shall make a determination of the actual Gap Income (the "Final Gap Income") based upon and consistent with the final S corporation returns. Eltrax shall deliver a copy of such determination (and all supporting data) to the Shareholders (the "Notice") who shall have fifteen business (15) days from the date of the Notice to dispute such determination by sending a written response to
     Eltrax (the "Response") detailing the differences in the calculation.   In
     the event the Shareholders fail to respond timely or with particularity to the Notice, the determination of the Final Gap Income by the Eltrax accountants shall be deemed final. In the event the Response is timely delivered and appropriately completed, then the Eltrax accountants and the Shareholders (or their advisors) shall have thirty (30) days (the "Reconciliation Period") from the date of the Response in which to agree to the Final Gap Income. In the event an agreement cannot be reached, unless the parties mutually agree to extend the Reconciliation Period, the determination of the Final Gap Income shall be made in accordance with the provisions of Section 9.12.

          (B) If the Final Gap Income as ultimately determined in accordance with Section 4.4(a) (subject to any future adjustment by any tax authority) is positive (the "Taxable Gap Income"), then: (i) to the extent the Taxable Gap Income multiplied by forty-five percent (45%) is more than the Tax Distribution, Eltrax will immediately pay the difference to the Shareholders, 90% to Penelope Sellers and 10% to Joseph T. Dyer, and (ii) to the extent the Taxable Gap Income multiplied by forty-five percent (45%) is less than the Tax Distribution, the Shareholders will immediately remit the difference to Eltrax, 90% to be paid by Penelope Sellers and 10% by Joseph T. Dyer.

     4.5  ADJUSTMENT FOR POST-MAY 31, 1998 ADVANCES AND DISTRIBUTIONS.

     As soon as practicable following the Closing, a determination shall be made by the accountants for Eltrax as to the total of all advances, loans, distributions or other extensions of credit made by the Companies to any of the Shareholders, for the period June 1, 1998 through Closing, which remain unpaid as of the Closing Date (collectively, the "Advances"), exclusive of the Tax Distribution described in Section 2.9, a distribution of approximately $188,888 made to the Shareholders in June of 1998 and a $35,000 payment to the Shareholders made in January of 1998. The notice procedures detailed in Section
4.4 shall be utilized with respect to the determination of the Advances. To the extent such Advances exceed the amounts reflected in the Companies' balance sheet dated May 31, 1998 (a copy of which is attached hereto as Exhibit E) as receivables from Shareholders or receivables from a Related Party (the "Excess Advance"), the Shareholders shall immediately pay Eltrax an amount equal to the Excess Advance, in proportion to the share of the Excess Advance which they possess.

     4.6  CODE SECTION 338(h)(10) ELECTION.

     If directed by Eltrax, upon receipt of the payments described in this
Section 4.6, the Shareholders agree to make on behalf of Five Star, an election under Section 338(h)(10) of the Code (the "Election"). In accordance with the Treasury Regulations under Section 338(h)(10) of the Code, the Shareholders acknowledge that as a result of making the Election the Five Star Purchase will be treated for federal and state income tax purposes as a deemed sale of the assets of Five Star for consideration equal to: (i) the purchase price allocated to Five Star plus (ii) all liabilities of Five Star (the "Asset Purchase Price"), followed by a deemed liquidation of Five Star. In connection with the deemed sale of assets by the Five Star, the Shareholders agree to allocate the Asset Purchase Price in accordance with Eltrax's determination. If as a result of the Election, the Shareholders incur a Total Tax Liability (as defined below) for Five Star greater than would otherwise result absent such Election ("Additional Tax"), then Eltrax will pay the Shareholders as additional purchase price for Five Star, an amount equal to the Additional Tax, divided by
0.76376. "Total Tax Liability" includes the Shareholders' aggregate federal and state tax liability, including any penalties, interest, fees or costs, arising solely from the Five Star Purchase.

     4.7  NOMINATION TO ELTRAX BOARD.

          At the first meeting of the Board of Directors of Eltrax following the Closing, Eltrax will arrange for Penelope Sellers to be nominated, and will cause Penelope Sellers to be elected to the Board of Directors of Eltrax.

     4.8  POST-CLOSING MATTERS

          If prior to Closing the personal guaranties of Penelope Sellers, each of which is specifically identified on Schedule 2.14, have not been terminated, following the Closing the parties hereto will use their reasonable efforts to obtain the termination of such guaranties. Eltrax will indemnify Penelope Sellers from any losses to Ms. Sellers arising out of or pertaining to such guaranties.


                                    ARTICLE
                                       5.
               CONDITIONS TO OBLIGATION OF ELTRAX AND ACQUIRING SUB

     The following are conditions to the obligations of Eltrax and Acquiring Sub to close the Transactions:

          (a) The continued accuracy of the representations and warranties of the Companies and the Shareholders contained in this Agreement;

          (b) The full performance of all obligations of each of the Companies and the Shareholders contained in this Agreement;

          (c) Eltrax's receipt of the opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel for the Companies and the Shareholders, in the form reasonably agreed to by counsel for Eltrax;

          (d) Eltrax's receipt of an employment and non-competition agreement between Penelope Sellers and Eltrax, in a form reasonably agreed to by Sellers and Eltrax, a copy of which is attached at Exhibit D (the "Employment Agreement");

          (e) Eltrax's receipt of a satisfactory escrow arrangement regarding delivery of an executed IRS Form 8023 by the Shareholders of Five Star; and

          (f)  Eltrax's receipt of an executed assignment from Omni and Joseph
     T. Dyer to GSS, which satisfactorily transfers any and all rights each assignor may have in or relating to, the Performer software (the "Software Assignment").


                                    ARTICLE
                                       6.
       CONDITIONS TO THE OBLIGATIONS OF THE COMPANIES AND THE SHAREHOLDERS

     The following are conditions to the obligations of the Companies and the Shareholders to close the Transactions:

          (a) The continued accuracy of the representations and warranties of Eltrax contained in this Agreement;

          (b) The full performance of all obligations of Eltrax contained in this Agreement;

          (c) The Shareholders' receipt of the opinion of Jaffe, Raitt, Heuer & Weiss, P.C., counsel for Eltrax, in the form reasonably agreed to by counsel for the Shareholders;

          (d) Eltrax's delivery of releases and/or indemnity agreements releasing or indemnifying Omni and each of the Shareholders who have co-endorsed or personally guaranteed any of the obligations of the Companies, including any of their respective obligations to John L. Griffin or Gridoder, Ltd.;

          (e)  The receipt by Penelope Sellers of the Employment Agreement; and

          (f)  The receipt by Omni and Joseph T. Dyer of the Software
     Assignment.

                                    ARTICLE
                                       7.
                                  TERMINATION

     7.1. METHOD OF TERMINATION.

     This Agreement may be terminated prior to Closing and the transactions contemplated herein may be abandoned only by express, mutual written consent of all of the parties hereto.

     7.2. PROCEDURE UPON TERMINATION.

     In the event of termination pursuant to Section 7.1, the provisions of this Agreement (except to the extent provided in Section 9.1) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.1 will continue to be applicable; and (iii) except as provided in this Section, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                    ARTICLE
                                       8.
                          SURVIVAL AND INDEMNIFICATION

     8.1. SURVIVAL.

     The representations, warranties and covenants of the Shareholders set forth in Sections 2.2, 2.3, 2.4 and 2.16(c) above, and of Eltrax and Acquiring Sub set forth in Sections 3.2-3.5 will survive the Closing without expiration. All of the remaining representations, warranties and covenants of Eltrax, Acquiring Sub and the Shareholders will survive the Closing until one (1) year after the Closing Date.

     8.2. INDEMNIFICATION BY ELTRAX.

     Eltrax agrees to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by them including any and all costs and expenses, including without limitation reasonable legal fees and expenses actually incurred, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section 8.2 by reason of (i) any untrue representation of or breach of warranty set forth in Article 3, and (ii) any loss, liability or damage suffered or incurred by the Shareholders by reason of any nonfulfillment of any covenant, agreement or undertaking of Eltrax in this Agreement.

         8.3. INDEMNIFICATION BY SHAREHOLDERS.

     The Shareholders jointly and severally agree to indemnify Eltrax, Acquiring Sub, their directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by them (collectively, the "Damages") including any and all costs and expenses, including without limitation reasonable legal fees and expenses actually incurred in connection with enforcing the indemnification rights of Eltrax or Acquiring Sub pursuant to this Section 8.3 by reason of: (i) any untrue representation of or breach of warranty set forth in Article 2, and (ii) any and all loss, liability or damage suffered or incurred by Eltrax or Acquiring Sub by reason of any nonfulfillment of any covenant, agreement or undertaking of any of the Companies or any Shareholder in this Agreement; provided, however, that any liability under this
Section 8.3 arising with respect to items described in Section 2.19 shall be several to each Shareholder and not joint.

     8.4. LIMITATION ON INDEMNIFICATION.

     Except as provided in Section 8.5(b), the Shareholders' aggregate indemnification obligations under this Article 8 will be limited to $1,000,000 and obligations under this Article 8 will be limited to: (a) in the case of Penelope Sellers, ninety percent (90%) of any indemnified claim or loss, and (b) in the case of Joseph T. Dyer, ten percent (10%) of any indemnified claim or loss; provided, however, that any indemnification arising under Section 2.19 shall be satisfied one hundred percent (100%) by the Shareholder subject to such claim.

     8.5. INDEMNIFICATION DE MINIMIS THRESHOLD.

          (a) Subject to the provisions of Section 8.5(b), neither the Shareholders nor Eltrax, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims against the other party with respect to matters arising hereunder is more than Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold Amount"); provided, however, that none of the adjustments described in
     Section 4.4, 4.5 or 4.6 shall be subject to this Section 8.5(a). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, Eltrax or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the Two Hundred Fifty Thousand Dollars ($250,000) that amounted to the Threshold Amount. The parties hereto agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount will be deemed to be a definition of "material" for any purpose in this Agreement. Any claim by the either party resulting from a breach of the covenants contained in
     Section 4.6 shall not be subject to the provisions of this Section 8.5(a).

          (b) Notwithstanding the foregoing, in the case of any untrue representation contained in Article 2 or Article 3 with respect to which any party had actual knowledge at the time of Closing that such representation was untrue, without disclosing such to the other party prior to the Closing Date, such non-disclosing party will promptly pay the other party the full indemnification claim for such loss, liability or damage, without regard to the Threshold Amount set forth in this Section, the overall limitation on amount as set forth in Section 8.4 or the time limitation set forth in Section 8.1; provided, however, that with respect to any obligation of the Shareholders, Penelope Sellers will pay ninety percent (90%) of such indemnification claim, and Joseph T. Dyer will pay ten percent (10%) of such indemnification claim, unless such indemnification arises under Section 2.19, in which case the loss shall be satisfied one hundred percent (100%) by the Shareholder subject to such claim but in no event shall any Shareholder's indemnification obligations pursuant to this Article 8 exceed the aggregate value of consideration received by such Shareholder (measured as to the Closing) under this Agreement.

     8.6. CLAIMS FOR INDEMNIFICATION.

     The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim arises for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that any failure to give such claim notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying party are actually prejudiced by such failure. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; and PROVIDED, HOWEVER that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take assume the defense of such Third Party Claim within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as its claim for indemnification. The Indemnified Party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not settle or compromise any Third Party Claim the defense of which has been assumed by the Indemnifying Party, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within twenty (20) business days after the receipt of the initial claim notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 9.12 hereof. In determining the damages suffered by an Indemnified Party, there shall be no duplication of the amounts claimed for recovery (E.G. a damage suffered by Acquiring Sub shall not result in an equal amount of damages suffered by Encore). Unless otherwise set forth in this Agreement, the indemnification provided in this Article 8 shall be the sole and exclusive remedy of the parties.

                                    ARTICLE
                                       9.
                            MISCELLANEOUS PROVISIONS

     9.1. EXPENSES.

     Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, and all Taxes, whether or not the Transactions are consummated; provided however, (i) Eltrax will pay all transfer taxes applicable to the Transactions, if any, and
(ii) subject to review of invoices and approval of Eltrax, the Companies will pay the reasonable expenses and costs, including legal and accounting fees, to be calculated on an hourly basis plus any out-of-pocket disbursements, of the Companies and the Shareholders incurred in connection with the Transactions; and provided further, all due diligence costs incurred by Roger Maloch shall be an expense of the Shareholders directly and not paid by the Company and any violation of this clause shall be treated as a direct reduction of the purchase price of GSS and not subject to the threshold limitations of Section 8.5(a).

     9.2. AMENDMENT AND MODIFICATION.

     Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

     9.3. WAIVER OF COMPLIANCE; CONSENTS.

     Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

     9.4. NO THIRD PARTY BENEFICIARIES.

     Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     9.5. NOTICES.

     All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the day following delivery, if sent by a nationally recognized overnight delivery service (receipt requested); (iii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iv) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, and telephonic confirmation of receipt is obtained promptly after completion of transmission; provided, however, that a copy is promptly mailed by certified or registered mail, return receipt requested.

             If to the Companies:

                               To:  Encore Systems, Inc.
                                    900 Circle 75 Parkway
                                    Suite 1700
                                    Atlanta, GA 30339
                                    Attention:  Penelope Sellers
                                    Fax:  770-951-6814

                              With a copy (which shall not serve as notice) to:

                                    Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street, 16th Floor
                                    Atlanta, Georgia 30303
                                    Attention:  William B. Shearer
                                                James J. McAlpin, Jr.
                                    Fax:  404/572-6999

     or to such other person, address or facsimile number as the Companies will furnish to the other parties hereto in writing in accordance with this Section.


             If to the Shareholders;

                                    Penelope Sellers
                                    c/o Sellers, Atkinson & Jose, P.C.
                                    1640 Powers Ferry Road
                                    Building Five, Suite 200
                                    Marietta, Georgia  30067-9455


                                    Joseph T. Dyer
                                    1554 Asheforde Drive
                                    Marietta, GA  30068

                              With a copy (which shall not serve as notice) to:

                                    Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street, 16th Floor
                                    Atlanta, Georgia 30303
                                    Attention:  William B. Shearer
                                                James J. McAlpin, Jr.
                                    Fax:  404/572-6999
     or to such other person, address or facsimile number as the Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

             If to Eltrax or the Acquiring Sub:

                               To:  Eltrax Systems, Inc.
                                    2000 Town Center, Suite 690
                                    Southfield, MI 48075
                                    Attn: Clunet R. Lewis
                                    Fax:  (248) 358-2743

                              With a copy (which shall not serve as notice) to:

                                    Jaffe, Raitt, Heuer & Weiss
                                    One Woodward Avenue, Suite 2400
                                    Detroit, MI 48226
                                    Attn: William E. Sider, Esq.
                                    Fax: (313) 961-8358


     or to such other person, address or facsimile as either Eltrax or Acquiring Sub will furnish to the other parties hereto in writing in accordance with this Section.

     9.6. ASSIGNMENT.

     This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Eltrax may assign this Agreement upon written notice to Encore and each of the Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Eltrax, if Eltrax remains bound with respect to its obligations hereunder.

     9.7. GOVERNING LAW.

     This Agreement and all legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Georgia (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     9.8. COUNTERPARTS.

     This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.9. HEADINGS.

     The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

     9.10.     ENTIRE AGREEMENT.

     The Schedules and the Exhibits and other writings referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". This Agreement, when fully executed by all parties, supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated August 4, 1998 between Eltrax, Encore, and Shareholders and all amendments and extensions thereof).

     9.11.     INJUNCTIVE RELIEF.

     It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Section 4.1. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Section 4.1 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

     9.12.     ARBITRATION.

     With the sole exception of the injunctive relief contemplated by
Section 9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Atlanta, Georgia by a panel of three arbitrators, of which Eltrax will choose one arbitrator, the Shareholders will choose one arbitrator, and those arbitrators will choose the third arbitrator, who will act as chairman of the panel. The arbitrators will select the rules and procedures under which the arbitration will be conducted. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Georgia for this purpose.

     9.13.     ATTORNEYS' FEES.

     If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys' fees actually incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

     9.14.     KNOWLEDGE OF THE COMPANIES OR THE SHAREHOLDERS.

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Companies or the Shareholders, such phrase will only include each Shareholder's actual present knowledge of a particular matter.

     9.15.     VENUE AND JURISDICTION.

     The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in the courts of the United States located in the Northern District of Georgia, the Georgia state courts, or at an arbitration venue located nearest Atlanta, Georgia. Each of the Companies, the Shareholders and Eltrax irrevocably accept for itself or herself and in respect of its or her property, generally and unconditionally, the jurisdiction of such courts. Each of the Companies, Shareholders and Eltrax irrevocably consent to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address as set forth in this Agreement, or in the records of the Surviving Corporation, such service to become effective ten (10) days after such mailing. Nothing in this Section 9.15 shall affect the right of any party to serve process in any other manner permitted by law. Each of the Companies, the Shareholders and Eltrax irrevocably waive any right it or she may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 9.15.


                      [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

ACQUISITION AGREEMENT
ENCORE/GSS/FIVE STAR
SIGNATURE PAGE


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ELTRAX:                                   ENCORE:
-------                                   -------
Eltrax Systems, Inc.                      Encore Systems, Inc.

By:/s/ Clunet R. Lewis                    By: /s/ Penelope Sellers
   ------------------------------             ------------------------------
   Clunet R. Lewis, its Secretary and         Penelope Sellers, its President
   General Counsel
                                           GSS:
ACQUIRING SUB:                             ----
--------------                             Global Systems and Support, Inc.
Encore Acquiring Corp.
                                           By: /s/ Penelope Sellers
                                               -------------------------------
By:  /s/ Clunet R. Lewis                       Penelope Sellers, its President
     ------------------------------
     Clunet R. Lewis, its President

                                          FIVE STAR:
SHAREHOLDERS:                             ----------
-------------                             Five Star Systems, Inc.
/s/ Penelope Sellers
------------------------                  By:  /s/ Penelope Sellers
Penelope Sellers                               -------------------------------
                                               Penelope Sellers, its President



/s/ Joseph T. Dyer                        With respect to Section 2.7 only:
------------------------
    Joseph T. Dyer                        OMNI SYSTEMS, INC.


                                           By: /s/ Penelope Sellers
                                               ------------------------------
                                               Penelope Sellers, its President

                               EXHIBITS AND SCHEDULES
                               ----------------------

Exhibit A            Certificates of Merger - Acquiring Sub into Encore
Exhibit B            Investor Questionnaire
Exhibit C            Registration Rights of Shareholders
Exhibit D            Employment and Non-Competition Agreement
Exhibit E            Companies' Consolidated May 31, 1998 Balance Sheet

Schedule 2.1         Disclosures Regarding Corporate Organization
Schedule 2.2         Disclosures Regarding Capitalization and Share Issuance
Schedule 2.4         Disclosures Regarding Non-Contravention
Schedule 2.5         Disclosures Regarding Financial Statements
Schedule 2.6         Disclosures Regarding Accounts Receivable
Schedule 2.7         Disclosures Regarding Assets and Liabilities
Schedule 2.8         Disclosures Regarding Litigation
Schedule 2.9         Disclosures Regarding Adverse Changes
Schedule 2.10        Disclosures Regarding Title to Assets
Schedule 2.11        Disclosures Regarding Taxes
Schedule 2.12        Disclosures Regarding Insurance
Schedule 2.13        Disclosures Regarding Benefit Plans
Schedule 2.14        Disclosures Regarding Contracts
Schedule 2.15        Disclosures Regarding Labor Matters
Schedule 2.16        Disclosures Regarding Intellectual Property
Schedule 2.17        Disclosures Regarding Hazardous Substances
Schedule 2.19        Disclosures Regarding Ownership of Shares
Schedule 3.7         Disclosures Regarding Griffin Records

     In accordance with Item 601(b)(2) of Regulation S-K, the exhibits and schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 8-K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.